Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 19, 2015
Contacts:	Kevin McPhaill, President/CEO

Ken Taylor, EVP/CFO

Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 19, 2015 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the nine-month period ended September 30, 2015. Sierra Bancorp recognized net income of $4.410 million for the third quarter of 2015, an improvement of $859,000, or 24%, relative to the third quarter of 2014. The increase in net income is the result of higher net interest income driven by a large increase in average interest-earning assets, and improvement in non-interest income, partially offset by higher overhead expense and a higher tax accrual. The Company’s return on average equity increased to 9.32% in the third quarter of 2015 from 7.51% in the third quarter of 2014, and diluted earnings per share increased to $0.33 from $0.25. For the first nine months of 2015 the Company recognized net income of $12.704 million, which represents an increase of 10% relative to the same period in 2014. The Company’s financial performance metrics for the first nine months of 2015 include an annualized return on average equity of 9.02%, a return on average assets of 1.01%, and diluted earnings per share of $0.93.

Total assets were up $80 million, or 5%, during the first nine months of 2015 due to net growth of $83 million, or 9%, in gross loan balances that was partially offset by lower levels of cash and investments. Loan growth for the first nine months was favorably impacted by increased utilization on mortgage warehouse lines, the purchase of $28 million in residential mortgage loans in March, and organic growth in other non-agricultural real estate loans. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by $7 million, or 28%, during the first nine months of 2015. Despite runoff in the third quarter, total deposits were still up $62 million, or 5%, for the year-to-date period due primarily to a $61 million organic increase in core non-maturity deposits. Non-deposit borrowings were increased by $22 million in the first nine months of 2015, in order to meet the funding requirements created by strong loan demand.

“The person who makes a success of living is the one who sees his goal steadily and aims for it unswervingly.” – Cecil B. DeMille

“As one of the most famous filmmakers of all time, Cecil B. DeMille offered simple yet profound advice in the quote above,” commented Kevin McPhaill, President and CEO. “In order to achieve success we recognize that we also must persistently press toward our goals, more specifically our primary objective of value enhancement for shareholders, customers, employees and our communities,” observed McPhaill. “For now, we feel that translates into loan and deposit growth, profitability improvement, and leveraging our capital,” he added. “Our year-to-date results indicate that our efforts are beginning to bear fruit, perhaps with the exception of better leveraging our capital which we feel will come with time. As we enter the fourth quarter our heightened business development efforts should help us achieve continued quality loan and deposit growth, which we hope will favorably impact our performance metrics and stock price, as well,” McPhaill concluded.

Sierra Bancorp Financial Results

October 19, 2015

Financial Highlights

As noted above, net income increased by $859,000, or 24%, in the third quarter of 2015 relative to the third quarter of 2014, and by $1.118 million, or 10%, for the first nine months of 2015 relative to the same period in 2014. Pre-tax income actually increased by 29% and 18% for the quarter and year-to-date period, respectively, but the percentage change in net income was lower due to a higher tax accrual rate in 2015. There were also significant variances in the components of pre-tax income, including some items of a nonrecurring nature, as noted below.

Net interest income was up by $1.585 million, or 12%, for the third quarter and $6.158 million, or 16%, for the year-to-date period due primarily to growth in average interest-earning assets totaling $203 million, or 15%, in the third quarter of 2015 over the third quarter of 2014 and $216 million, or 16%, for the first nine months of 2015 over the first nine months of 2014. The growth in average interest-earning assets was due to a combination of our acquisition of Santa Clara Valley Bank in the latter part of 2014, organic growth, and the purchase of residential mortgage loans in 2015. The favorable impact of higher interest-earning assets was partially offset by a drop of eleven basis points in our net interest margin for the comparative quarters, and a drop of three basis points in our net interest margin for the year-to-date comparison. Our lower net interest margin resulted in part from relatively strong growth in lower-yielding mortgage warehouse loans and competitive pressures on loan yields. Yields were also impacted by non-recurring interest income, which is comprised primarily of penalties and accelerated fee recognition on loan prepayments as well as interest recoveries on non-accrual loans (net of interest reversals for loans placed on non-accrual status). Net non-recurring interest income totaled $102,000 in the third quarter of 2015 relative to $135,000 in the third quarter of 2014, and added $513,000 to interest income in the first nine months of 2015 relative to $423,000 for the first nine months of 2014. Another factor in the Company’s year-to-date results of operations was our loan loss provision, which was zero for the first nine months of 2015 relative to $350,000 for the first nine months of 2014.

Total non-interest income rose by $476,000, or 13%, for the quarterly comparison and $1.412 million, or 12%, for the comparative year-to-date periods. Service charges on deposit accounts, which represent the largest portion of non-interest income, were up $397,000, or 18%, for the quarter and $741,000, or 12%, for the year-to-date period due primarily to fees earned from increased activity on commercial accounts, and higher overdraft income. A drop in bank-owned life insurance (BOLI) income was due primarily to fluctuations in income on BOLI associated with deferred compensation plans, which was down by $255,000 for the quarter and $344,000 for the first nine months. Investment gains increased, however, as we realized income from the sale of investments totaling $108,000 and $431,000 in the third quarter and first nine months of 2015, respectively, relative to no investment gains in the third quarter of 2014 and $287,000 in gains for first nine months of 2014. Other non-interest income also increased by $220,000, or 16%, in the third quarter of 2015 and $876,000, or 21%, in the first nine months of 2015, due primarily to the following: increases in dividends on restricted stock totaling $110,000 for the quarter and $428,000 for the year-to-date period, resulting in part from a non-recurring special dividend from the Federal Home Loan Bank in the second quarter of 2015; higher debit card interchange income; and increases in other activity-based fees. For the quarterly comparison, these increases were partially offset by higher pass-through costs on our low-income housing tax credit investments.

Total non-interest expense reflects increases of $535,000, or 5%, for the third quarter and $5.010 million, or 15%, for the year-to-date period. The largest component of non-interest expense, salaries and benefits, increased by $445,000, or 8%, for the quarter and $2.152 million, or 13%, for the first nine months due primarily to personnel increases associated with our acquisition, regular annual salary increases, strategic additions to business development staff in 2015, an increased accrual for Company contributions to the employee 401(k) retirement plan, and higher group health insurance premiums. Partially offsetting the increases in compensation costs were a higher level of deferred salaries directly related to successful loan originations and, for the year-to-date comparison, a drop in temporary help and overtime costs which were higher in the first quarter of 2014 because of our core banking system conversion. The change in salaries and benefits was also favorably impacted by lower deferred compensation accruals in 2015 associated with the aforementioned drop in BOLI income. Occupancy expense increased by $172,000, or 10%, for the quarter, and $460,000, or 10%, for the year-to-date period due primarily to ongoing costs associated with our recently-acquired offices. Other non-interest expense fell by $82,000, or 2%, for the third quarter but increased by $2.398 million, or 20%, for the first nine months. The largest increases in this category came in the following areas: telecommunications expense, which was up by $127,000 for the third quarter and $631,000 for the first nine months due to recurring costs from additional branch offices, billing credits received in 2014, and overlapping circuits that we are working to consolidate; operational costs such as debit card processing, internet banking, electronic interchange, etc., which increased due to higher levels of activity; postage expense; forms and supplies; and debit card losses, which are higher in 2015 due to an increase in fraudulent activity. The expense increase for the year-to-date period further includes a $507,000 unfavorable swing in net OREO costs resulting from substantial OREO gains in 2014, and recurring costs from our core banking system conversion which weren’t fully reflected in the first quarter of 2014. Significant favorable variances within other non-interest expense include a drop in non-recurring loan sale costs, lower directors’ deferred compensation expense related to the drop in BOLI income, and a reduction in acquisition costs.

Sierra Bancorp Financial Results

October 19, 2015

The Company’s provision for income taxes was 36% of pre-tax income in the third quarter of 2015 relative to 33% in the third quarter of 2014, and 33% in the first nine months of 2015 as compared to 28% for the first nine months of 2014. The higher tax provisioning in 2015 is primarily the result of higher taxable income and a declining level of available tax credits, including those generated by our investments in low-income housing tax credit funds as well as certain hiring tax credits.

Balance sheet changes during the first nine months of 2015 include an increase in total assets of $80 million, or 5%, due to growth in loans that was partially offset by slightly lower cash balances and investments. Gross loans increased by $83 million, or 9%, as a result of increased utilization on mortgage warehouse lines, the first quarter purchase of $28 million in residential mortgage loans, organic growth in other non-farm real estate loans, and an increase in agricultural production loans. Mortgage warehouse loans peaked in the second quarter and subsequently declined to $143 million at the end of the third quarter due primarily to lower residential refinancing activity, but they still show a net increase of $37 million since the beginning of the year. Increases in the aforementioned loan categories were partially offset by a $19 million year-to-date drop in the balance of agricultural real estate loans, due in part to the first quarter prepayment of a large dairy loan subsequent to the sale of the business by the borrower, as well as smaller declines in commercial and consumer loans.

Total nonperforming assets, including non-accrual loans and foreclosed assets, were reduced by $7 million, or 28%, during the first nine months of 2015. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 1.69% at September 30, 2015 compared to 2.53% at December 31, 2014, with the lower ratio reflective of the reduction in nonperforming assets and higher total loan balances. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $12 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of September 30, 2015, a slight reduction relative to TDRs at December 31, 2014.

Sierra Bancorp Financial Results

October 19, 2015

The Company’s allowance for loan and lease losses was $10.4 million as of September 30, 2015, down from $11.2 million at December 31, 2014 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $836,000 in the first nine months of 2015 compared to $1.015 million in the first nine months of 2014. Due to loan growth in portfolio segments with low historical loss rates and credit quality improvement in the remainder of the loan portfolio, the overall allowance declined to 0.99% of total loans at September 30, 2015 from 1.16% at December 31, 2014. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2015, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances peaked at the end of June and are down $43 million since then, but they still reflect net growth of $62 million, or 5%, during the nine months ended September 30, 2015, due primarily to an increase of $61 million, or 6%, in core non-maturity deposits. The drop in deposits in the third quarter is due to a combination of factors, including seasonality and our customers’ reallocation of resources for real estate and other investments. Junior subordinated debentures remain the same, but other short-term interest-bearing liabilities were increased by $22 million, or 81%, during the first nine months of 2015 to support our strong loan growth.

Total capital of $187 million at September 30, 2015 was unchanged relative to the beginning of the year, since the Company’s repurchase of shares, the payment of cash dividends, and a drop in accumulated other comprehensive income offset the addition of net income to retained earnings and the impact of stock options exercised during the first nine months of 2015. As previously announced in the second quarter of 2015, the Company approved an additional 500,000 shares for repurchase due to the completion of the previous plan. Subsequent to repurchase activity in the second quarter and the repurchase of 160,844 shares in the third quarter, there were 104,319 shares still available for repurchase under that allotment as of September 30, 2015. The Company’s risk-based capital ratios dropped during the first nine months of 2015 due mainly to the increase in risk-adjusted assets, but they remain at robust levels.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 38th year of operations and at $1.7 billion in total assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 full-service branches, a loan production office, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 19, 2015

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2015	9/30/2014	% Change	9/30/2015	9/30/2014	% Change
Interest Income	$15,524	$13,978	11.1%	$46,543	$40,611	14.6%
Interest Expense	647	686	-5.7%	1,930	2,156	-10.5%
Net Interest Income	14,877	13,292	11.9%	44,613	38,455	16.0%

Provision for Loan & Lease Losses	-	-	0.0%	-	350	-100.0%
Net Int after Provision	14,877	13,292	11.9%	44,613	38,105	17.1%

Service Charges	2,611	2,214	17.9%	6,880	6,139	12.1%
Bank-Owned Life Insurance Income	(93)	156	-159.6%	495	844	-41.4%
Gain (Loss) on Investments	108	-	100.0%	431	287	50.2%
Other Non-Interest Income	1,635	1,415	15.5%	5,116	4,240	20.7%
Total Non-Interest Income	4,261	3,785	12.6%	12,922	11,510	12.3%

Salaries & Benefits	5,904	5,459	8.2%	18,924	16,772	12.8%
Occupancy Expense	1,834	1,662	10.3%	5,160	4,700	9.8%
Other Non-Interest Expenses	4,547	4,629	-1.8%	14,412	12,014	20.0%
Total Non-Interest Expense	12,285	11,750	4.6%	38,496	33,486	15.0%

Income Before Taxes	6,853	5,327	28.6%	19,039	16,129	18.0%
Provision for Income Taxes	2,443	1,776	37.6%	6,335	4,543	39.4%
Net Income	$4,410	$3,551	24.2%	$12,704	$11,586	9.6%

Tax Data
Tax-Exempt Muni Income	$746	$729	2.3%	$2,202	$2,203	0.0%
Interest Income - Fully Tax Equiv	$15,926	$14,371	10.8%	$47,729	$41,797	14.2%

Net Charge-Offs (Recoveries)	$137	$622	-78.0%	$836	$1,015	-17.6%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2015	9/30/2014	% Change	9/30/2015	9/30/2014	% Change
Basic Earnings per Share	$0.33	$0.25	32.0%	$0.94	$0.82	14.6%
Diluted Earnings per Share	$0.33	$0.25	32.0%	$0.93	$0.81	14.8%
Common Dividends	$0.11	$0.09	22.2%	$0.31	$0.25	24.0%

Wtd. Avg. Shares Outstanding	13,358,895	13,939,152		13,531,370	14,083,649
Wtd. Avg. Diluted Shares	13,482,364	14,072,783		13,656,747	14,218,194

Book Value per Basic Share (EOP)	$14.12	$13.46	4.9%	$14.12	$13.46	4.9%
Tangible Book Value per Share (EOP)	$13.53	$13.05	3.7%	$13.53	$13.05	3.7%

Common Shares Outstanding (EOP)	13,248,048	13,841,342		13,248,048	13,841,342

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Return on Average Equity	9.32%	7.51%	9.02%	8.33%
Return on Average Assets	1.03%	0.95%	1.01%	1.06%
Net Interest Margin (Tax-Equiv.)	3.90%	4.01%	3.98%	4.01%
Efficiency Ratio (Tax-Equiv.)	63.38%	66.94%	65.74%	65.25%
Net C/O's to Avg Loans (not annualized)	0.01%	0.07%	0.08%	0.12%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2015	9/30/2014	% Change	9/30/2015	9/30/2014	% Change
Average Assets	$1,702,291	$1,485,420	14.6%	$1,683,345	$1,457,752	15.5%
Average Interest-Earning Assets	$1,555,945	$1,352,844	15.0%	$1,537,697	$1,322,106	16.3%
Avg Loans & Leases (net of def fees)	$1,038,440	$884,435	17.4%	$1,016,923	$842,641	20.7%
Average Deposits	$1,452,854	$1,239,861	17.2%	$1,424,592	$1,215,182	17.2%
Average Equity	$187,696	$187,608	0.0%	$188,285	$186,050	1.2%

Sierra Bancorp Financial Results

October 19, 2015

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	9/30/2015	12/31/2014	9/30/2014	Annual Chg
ASSETS
Cash and Due from Banks	$48,988	$50,095	$39,678	24%
Securities and Fed Funds Sold	509,600	511,883	467,688	9%

Real Estate Loans (non-Agricultural)	625,393	559,191	505,775	24%
Agricultural Real Estate Loans	126,275	145,039	132,245	-5%
Agricultural Production Loans	36,820	27,746	24,621	50%
Comm'l & Industrial Loans & Leases	106,943	113,771	105,159	2%
Mortgage Warehouse Lines	142,608	106,021	96,459	48%
Consumer Loans	16,097	18,885	19,416	-17%
Gross Loans & Leases	1,054,136	970,653	883,675	19%
Deferred Loan Fees	1,950	1,651	1,506	30%
Loans & Leases Net of Deferred Fees	1,056,086	972,304	885,181	19%
Allowance for Loan & Lease Losses	(10,412)	(11,248)	(11,012)	-5%
Net Loans & Leases	1,045,674	961,056	874,169	20%

Bank Premises & Equipment	22,177	21,853	20,982	6%
Other Assets	90,695	92,433	86,507	5%
Total Assets	$1,717,134	$1,637,320	$1,489,024	15%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$423,449	$390,897	$361,388	17%
Int-Bearing Transaction Accounts	414,711	386,334	344,073	21%
Savings Deposits	189,607	167,655	152,236	25%
Money Market Deposits	95,603	117,907	74,853	28%
Customer Time Deposits	305,744	298,902	285,496	7%
Wholesale Brokered Deposits	-	5,000	5,000	-100%
Total Deposits	1,429,114	1,366,695	1,223,046	17%

Junior Subordinated Debentures	30,928	30,928	30,928	0%
Other Interest-Bearing Liabilities	53,615	31,451	29,560	81%
Total Deposits & Int.-Bearing Liab.	1,513,657	1,429,074	1,283,534	18%

Other Liabilities	16,425	21,155	19,250	-15%
Total Capital	187,052	187,091	186,240	0%
Total Liabilities & Capital	$1,717,134	$1,637,320	$1,489,024	15%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	9/30/2015	12/31/2014	9/30/2014	Annual Chg
Non-Accruing Loans	$14,876	$20,678	$23,876	-38%
Foreclosed Assets	3,003	3,991	4,719	-36%
Total Nonperforming Assets	$17,879	$24,669	$28,595	-38%

Performing TDR's (not incl. in NPA's)	$11,928	$12,359	$12,977	-8%

Non-Perf Loans to Gross Loans	1.41%	2.13%	2.70%
NPA's to Loans plus Foreclosed Assets	1.69%	2.53%	3.22%
Allowance for Ln Losses to Loans	0.99%	1.16%	1.25%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2015	12/31/2014	9/30/2014
Shareholders Equity / Total Assets	10.9%	11.4%	12.5%
Loans / Deposits	73.8%	71.0%	72.3%
Non-Int. Bearing Dep. / Total Dep.	29.6%	28.6%	29.5%

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